Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
FIRST QUARTER 2011 RESULTS
WASHINGTON, D.C. (April 28, 2011) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three months ended March 31, 2011.
Highlights:
•	Core Funds From Operations of $12.6 million, or $0.25 per diluted share.
•	Same-property net operating income increased by 3.5% on an accrual basis and 5.6% on a cash basis.
•	Executed 417,000 square feet of leases.
•	Rental rates for comparable new leases increased 5.6% on an accrual basis and 3.5% on a cash basis.
•	Completed four acquisitions for total consideration of $184.1 million, including a property acquired in April 2011, and sold a property for net proceeds of $10.8 million.
•	Raised net proceeds of approximately $111 million through the issuance of 4.6 million 7.75% Series A Preferred Shares.
Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “We had another productive quarter with improved same property performance and over 400 thousand square feet of leases signed. We also closed on the acquisition of four office buildings and we sold one of our non-core assets. We have made a number of high-quality acquisitions over the last eighteen months, and our timing was excellent given the recent increase in pricing for quality assets in the Washington, D.C. region. We are committed to capturing the significant embedded upside in our portfolio by leasing up the value add assets that we acquired as well as the vacancy in our legacy portfolio.”

A reconciliation between Core FFO and FFO for the three months ended March 31, 2011 and 2010 is presented below (in thousands, except per share amounts):

	Three months ended March 31,
	2011		2010
		Per		Per
		diluted		diluted
	Amount	share	Amount	share
Core FFO	$12,627	$0.25	$9,337	$0.30

Acquisition costs	(2,185)	(0.05)	(19)	—

Contingent consideration related to property acquisition	—	—	(710)	(0.02)

Impairment of real estate assets	(2,711)	(0.05)	(565)	(0.02)

FFO	$7,731	$0.15	$8,043	$0.26

Net loss	$(3,892)		$(2,208)

Diluted loss per common share	$(0.12)		$(0.08)

Weighted average common shares outstanding — diluted	49,234		30,560

Weighted average common shares and units outstanding — diluted	50,506		31,489
Core FFO increased for the three months ended March 31, 2011 compared with the same period in 2010 primarily due to an increase in the Company’s net operating income. The Company’s FFO decreased for the quarter ended March 31, 2011 compared with 2010 due to an increase in acquisition costs and impairment charges, which also caused an increase in the Company’s net loss. The Company acquired three properties during the three months ended March 31, 2011, incurring $2.2 million in acquisition costs. The Company did not acquire any properties during the three months ended March 31, 2010. In April 2011, the Company entered into a contract to sell Gateway West and, as a result, recorded a $2.7 million impairment charge in the first quarter of 2011. During the first quarter of 2010, the Company incurred a $0.6 million impairment charge on a property in its Maryland region that was sold in the second quarter of 2010.
The Company’s consolidated portfolio was 84.3% leased and 81.9% occupied at March 31, 2011 compared with 84.4% leased and 82.3% occupied at December 31, 2010. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 86.8% leased and 84.6% occupied at March 31, 2011. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s First Quarter 2011 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the first quarter, the Company executed 417,000 square feet of leases, which consisted of 183,000 square feet of new leases and 234,000 square feet of renewal leases. Significant new leases included 65,000 square feet at Girard Business Park, which is located in the Company’s Maryland region, and 27,000 square feet at Sterling Park Business Center and 24,000 square feet at Atlantic Corporate Park, which are both located in the Company’s Northern Virginia region. Rent from the majority of these new leases is expected to commence by the end of the third quarter of 2011. The 234,000 square feet of renewal leases in the quarter reflects a 61% retention rate. Renewal leases during the quarter included 45,000 square feet at Plaza 500, 43,000 square feet at Chesterfield Business Center and 30,000 square feet at Cavalier Industrial Park.

Same-property net operating income (“Same-Property NOI”) increased 3.5% on an accrual basis and 5.6% on a cash basis for the three months ended March 31, 2011, compared with the same period in 2010 primarily due to a decline in real estate taxes and property operating expenses. On an accrual basis, Same-Property NOI increased 4.6% for the Company’s Maryland region, 2.5% for its Northern Virginia region and 3.5 % for its Southern Virginia region for the three months ended March 31, 2011, compared with the same period in 2010.
Acquisitions
On February 22, 2011, the Company acquired a two property portfolio consisting of Cedar Hill I & III and The Merrill Lynch Building for an aggregate purchase price of $33.8 million. Cedar Hill I & III consists of two three-story office buildings in Tyson’s Corner, Virginia, totaling 103,000 square feet and is 100% leased to two tenants. The Merrill Lynch Building is a 12-story, 138,000 square foot office building in Columbia, Maryland, and is 70% leased to over 25 tenants. The acquisition was funded by the assumption of two mortgage loans totaling $30.0 million and a draw on the Company’s unsecured revolving credit facility.
On March 25, 2011, the Company acquired 840 First Street, NE, a 12-story, 249,000 square foot office building in Washington, D.C. The property is 100% leased to one tenant. The Company acquired 840 First Street, NE for an aggregate purchase price of $90.0 million, with up to $10.0 million of additional consideration payable upon the terms of a lease renewal by the building’s sole tenant or the re-tenanting of the property. The acquisition was funded by the assumption of a $57.2 million mortgage loan, the issuance of 1,418,715 Operating Partnership units and a draw on the Company’s unsecured revolving credit facility.
On April 8, 2011, the Company acquired One Fair Oaks, a 12-story, 214,000 square foot office building in Fairfax, Virginia, for $60.3 million. The property is 100% leased to one tenant. The acquisition was funded by the assumption of a $52.4 million mortgage loan and available cash.
Dispositions
On February 18, 2011, the Company sold its Old Courthouse Square property for net proceeds of $10.8 million. The property is a 201,000 square foot retail asset in Martinsburg, West Virginia, which the Company acquired as part of a portfolio acquisition in 2004. As of March 31, 2011, the operating results of the Old Courthouse Square property are reflected as discontinued operations in the Company’s consolidated statements of operations.
In April 2011, the Company entered into a new contract to sell Aquia Commerce Center I & II. The Company anticipates the disposition will be completed during the second quarter of 2011; however, the sale is subject to customary due diligence and closing conditions.
In April 2011, the Company entered into a contract to sell its Gateway West property in Westminster, Maryland. The property is a four-building, 111,000 square foot office park, which the Company acquired as part of a portfolio acquisition in 2004. Based on the contractual sale price less anticipated selling costs, the Company recorded a $2.7 million impairment charge related to the sale during the first quarter of 2011. The Company anticipates the disposition will be completed during the second quarter of 2011; however, the sale is subject to customary due diligence and closing conditions.

Development Joint Venture
On January 25, 2011, the Company formed a joint venture with an affiliate of The Akridge Company to acquire, for $39.6 million, a property located in Washington, D.C. at 1200 17th Street, NW and to redevelop the property. The property currently consists of a land parcel that contains an 85,000 square foot office building. The joint venture intends to demolish the existing building and develop a new Class A office building, which is expected to have approximately 170,000 square feet of gross leasable area.
America’s Square Loan
On April 15, 2011, the Company provided a $30.0 million subordinated loan to the owners of America’s Square, a 461,000 square foot, Class A office complex in Washington, D.C., located approximately one block from the U.S. Capitol Building. The office complex consists of two buildings, 51 Louisiana Avenue and 300 New Jersey Avenue, which total 462,000 square feet and are 93% leased. The properties are subject to a $220.0 million first mortgage loan. The Company’s loan is secured by an interest in the property. The loan has a fixed interest rate of 9.0%, matures on May 1, 2016, and is prepayable in full on or after October 16, 2012, subject to yield maintenance. The transaction was funded by a draw on the Company’s unsecured revolving credit facility.
Balance Sheet
The Company had $712.6 million of debt outstanding at March 31, 2011. Of the total debt outstanding, $496.6 million was fixed-rate debt with a weighted average effective interest rate of 5.9% and a weighted average maturity of 3.4 years. At March 31, 2011, the Company’s variable interest rate debt consisted of borrowings of $116.0 million on its unsecured revolving credit facility and $100.0 million on three secured term loans. On January 14, 2011, the Company made a $10.0 million principal payment on one of the secured term loans with available cash. The Company’s variable-rate debt had a weighted average effective interest rate of 3.4% and a weighted average maturity of 1.8 years. Beginning on January 18, 2011, the Company fixed LIBOR at 1.474% on $50.0 million of its variable rate debt through an interest rate swap agreement that matures on January 15, 2014. The Company’s interest coverage ratio, which excludes acquisition costs, was 2.6 times for the three months ended March 31, 2011.
In January 2011, the Company issued 4.6 million Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) at a price of $25.00 per share, which generated net proceeds of $111.0 million. Dividends on the Series A Preferred Shares are cumulative from the date of original issuance and payable on a quarterly basis beginning February 15, 2011, at a rate of 7.75%. The Company used the proceeds from the issuance of the Series A Preferred Shares to pay down $105.0 million of the outstanding balance on its unsecured revolving credit facility and for other general corporate purposes.
Dividends
On April 26, 2011, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per share. The dividend is payable on May 13, 2011 to common shareholders of record as of May 6, 2011. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend is payable on May 16, 2011 to preferred shareholders of record as of May 6, 2011.

Core FFO Guidance
The Company reiterated its full-year 2011 Core FFO guidance of $1.02 to $1.10 per diluted share. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s first quarter activity, in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)

Portfolio NOI	$110,000	—	$113,000
Interest and Other Income	5,000	—	5,500
FFO from Unconsolidated Joint Ventures	1,750	—	2,000

Interest Expense	41,500	—	42,500
G&A	14,750	—	15,500
Preferred Dividends	8,525	—	8,525

Weighted Average Shares	51,500	—	52,500
Average Occupancy(2)	84%	—	86%
Same Property NOI Growth — Accrual Basis	(1.0)%	—	1.0%

(1)	Does not take into consideration any additional acquisitions in 2011. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

(2)	Excludes Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition. Both properties were acquired in the fourth quarter of 2010.

Guidance Range for 2011	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.01	$0.09
Real estate depreciation, income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.01	1.01

Core FFO per diluted share	$1.02	$1.10

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through December 31, 2011.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, April 29, 2011 at 9:00 a.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (877) 407-0789 or (201) 689-8562 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday April 29, 2011 until midnight ET on May 13, 2011, by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 370266.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, April 29, 2011, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
Annual Meeting of Shareholders
First Potomac Realty Trust will hold its 2011 Annual Meeting of Shareholders on Thursday, May 19, 2011, at 11:00 a.m. ET at the Company’s corporate headquarters at 7600 Wisconsin Avenue, 11th Floor in Bethesda, Maryland for shareholders of record as of the close of business on March 17, 2011. The Company’s proxy statement was filed on April 8, 2011 with the Securities and Exchange Commission.

About First Potomac Realty Trust
First Potomac Realty Trust is a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. The Company’s portfolio totals more than 14 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20% of the Company’s revenue.
Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenues:
Rental	$32,359	$27,016
Tenant reimbursements and other	8,111	7,757

Total revenues	40,470	34,773

Operating expenses:
Property operating	10,958	10,012
Real estate taxes and insurance	4,002	3,328
General and administrative	4,008	3,709
Acquisition costs	2,185	19
Depreciation and amortization	12,770	9,858
Impairment of real estate assets	2,711	—
Contingent consideration related to acquisition of property	—	710

Total operating expenses	36,634	27,636

Operating income	3,836	7,137

Other expenses, net:
Interest expense	8,633	8,861
Interest and other income	(825)	(112)
Equity in losses of affiliates	32	38

Total other expenses, net	7,840	8,787

Loss from continuing operations before income taxes	(4,004)	(1,650)

Benefit from income taxes	313	—

Loss from continuing operations	(3,691)	(1,650)

Loss from discontinued operations	(201)	(558)

Net loss	(3,892)	(2,208)

Less: Net loss attributable to noncontrolling interests	138	49

Net loss attributable to First Potomac Realty Trust	(3,754)	(2,159)

Less: Dividends on preferred shares	(1,783)	—

Net loss available to common shareholders	$(5,537)	$(2,159)

Depreciation and amortization:
Real estate assets	12,770	9,858
Discontinued operations	129	279
Unconsolidated joint ventures	524	114
Consolidated joint ventures	(19)	—
Net loss attributable to noncontrolling interests in the Operating Partnership	(136)	(49)

Funds from operations (FFO)	$7,731	$8,043

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Funds from operations (FFO)	$7,731	$8,043

Acquisition costs	2,185	19
Contingent consideration related to acquisition of property	—	710
Impairment of real estate assets(1)	2,711	565

Core FFO	$12,627	$9,337

Basic and diluted earnings per share:
Loss from continuing operations	$(0.12)	$(0.06)
Loss from discontinued operations	—	(0.02)

Net loss	$(0.12)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	49,234	30,560

FFO per share — basic and diluted	$0.15	$0.26
Core FFO per share — diluted	$0.25	$0.30

Weighted average common shares and units outstanding:
Basic	50,302	31,292
Diluted	50,506	31,489

(1)	The impairment charge for the three months ended March 31, 2010 is included within discontinued operations.

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets:
Rental property, net	$1,326,027	$1,217,897
Cash and cash equivalents	18,681	33,280
Escrows and reserves	13,504	8,070
Accounts and other receivables, net of allowance for doubtful accounts of $3,351 and $3,246, respectively	8,602	7,238
Accrued straight-line rents, net of allowance for doubtful accounts of $893 and $849, respectively	13,549	12,771
Notes receivable, net	24,760	24,750
Investment in affiliates	23,994	23,721
Deferred costs, net	22,260	20,174
Prepaid expenses and other assets	14,966	14,230
Intangible assets, net	54,673	34,551

Total assets	$1,521,016	$1,396,682

Liabilities:
Mortgage loans	$391,573	$319,096
Exchangeable senior notes, net	30,076	29,936
Senior notes	75,000	75,000
Secured term loans	100,000	110,000
Unsecured revolving credit facility	116,000	191,000
Accounts payable and other liabilities	34,342	16,827
Accrued interest	3,736	2,170
Rents received in advance	7,234	7,049
Tenant security deposits	5,620	5,390
Deferred market rent, net	5,676	6,032

Total liabilities	769,257	762,500

Noncontrolling interests in the Operating Partnership	37,420	16,122

Equity:
Series A Preferred Shares, $25 par value, 50,000 shares authorized; 4,600 and 0 shares issued and outstanding, respectively	115,000	—
Common shares, $0.001 par value, 150,000 shares authorized; 50,041 and 49,922 shares issued and outstanding, respectively	50	50
Additional paid-in capital	790,596	794,051
Noncontrolling interests in consolidated partnership	3,077	3,077
Accumulated other comprehensive loss	(293)	(545)
Dividends in excess of accumulated earnings	(194,091)	(178,573)

Total equity	714,339	618,060

Total liabilities, noncontrolling interests and equity	$1,521,016	$1,396,682

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended March 31,
Same-Property NOI(1)	2011	2010
Total base rent	$26,969	$26,870
Tenant reimbursements and other	6,607	7,301
Property operating expenses	(8,597)	(9,688)
Real estate taxes and insurance	(3,048)	(3,302)

Same-Property NOI — accrual basis(2)	21,931	21,181

Straight-line revenue, net	251	(249)
Deferred market rental revenue, net	(410)	(310)

	$21,772	$20,622

Change in same-property NOI — accrual basis	3.5%
Change in same-property NOI — cash basis	5.6%

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$99
Tenant reimbursements and other decrease	(694)
Expense decrease	1,345

	$750

Same-property percentage of total portfolio (sf)	85.0%
Reconciliation of Consolidated NOI to Same-property NOI

	Three Months Ended March 31,
	2011	2010
Total revenues	$40,470	$34,773
Property operating expenses	(10,958)	(10,012)
Real estate taxes and insurance	(4,002)	(3,328)

NOI	25,510	21,433
Less: Non-same property NOI	(3,579)	(252)

Same-property NOI — accrual basis(2)	21,931	21,181

Straight-line revenue, net	251	(249)
Deferred market rental revenue, net	(410)	(310)

Same-property NOI — cash basis	$21,772	$20,622

	Three Months Ended	Percentage
Change in Same-Property NOI by Region(3)	March 31, 2011	of Base Rent
Maryland	4.6%	33%
Northern Virginia	2.5%	32%
Southern Virginia	3.5%	35%

	Three Months Ended	Percentage
Change in Same-Property NOI by Property Type	March 31, 2011	of Base Rent
Business Parks	7.4%	50%
Industrial	1.4%	26%
Office/Office Parks	(1.8)%	24%

(1)
Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark I and II, Three Flint Hill, 500 First Street, NW, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, 7458 Candlewood Road, 1750 H Street, NW, Aviation Business Park, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, Davis Drive and Sterling Park – Building 7.

(2)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	All the Company’s properties owned in its Washington, D.C. region were excluded as they were not owned by the Company for the entirety of the periods being presented.